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                                                                    EXHIBIT 99.1

(NOBLE INTERATIONAL, LTD. LOGO)


          NOBLE INTERNATIONAL TO ISSUE $40 MILLION 4% CONVERTIBLE NOTES
                          PROCEEDS TO REDUCE BANK DEBT

WARREN, MI - (MARCH 26, 2004) - Noble International, Ltd. (NASDAQ: NOBL) ("Noble" or the "Company") announced today that it has entered into an agreement to issue $40 million of 4% unsecured convertible subordinated notes (the "Notes") in a private placement with a group of institutional investors. William Blair & Co. acted as placement agent. The transaction is scheduled to close on March 26, 2004.

The Notes have a three-year term, maturing March 31, 2007 and may be extended for another three-year term at the holder's option. They are convertible at any time prior to maturity into shares of the Company's common stock at $32 per share (subject to adjustment pursuant to the terms of the Notes), representing a premium of approximately 25% to the closing share price as of March 22, 2004. The Notes' 4% interest rate is fixed for the entire term.

Proceeds from the Notes are being used to reduce the Company's current bank borrowings, including paying off the term loan balance and amounts outstanding under the revolving credit facility, which remains in place. The issuance of the Notes is not expected to reduce Noble's 2004 earnings guidance of $1.30 to $1.35 per diluted share.

Jay Hansen, Noble's Chief Financial Officer, stated, "The issuance of the convertible notes provides Noble with a very attractive financial structure that sets the stage for a new period of growth. With the potential for a rising interest rate environment in the future, we believe it is prudent to reduce our interest rate exposure by issuing this fixed-rate instrument. The Notes allow us to pay off our bank debt and enter into a more flexible instrument that we believe is likely to convert to equity as Noble executes its growth plan. We also have the ability to incur senior debt, if needed, to fund future growth; although we expect to generate sufficient cash flow from operations over the next three years to meet our anticipated capital needs."

Noble's Chairman, Robert J. Skandalaris, stated, "We are pleased to complete this transaction and believe that these Notes significantly enhance the flexibility of Noble's financial structure and assures our ability to fund future growth. Over the next five years, we expect nearly all of the vehicles currently manufactured in North America to be redesigned. With the growing acceptance of laser welding among automakers and the opportunities to increase laser-welded blank penetration in the vehicle redesign cycle, we anticipate that the industry will continue to grow. This transaction ensures that we have the ability to fund those initiatives that generate profitable growth for Noble and its stockholders."


SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment


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manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow
Noble International, Ltd.
(586) 751-5600